Exhibit 10.4

RESTRICTED STOCK AGREEMENT

LAWRENCE SHAW

This Restricted Stock Agreement (this “Agreement”) is made as of January 5, 2010 (the “Date of Grant”), between OMNI Energy Services Corp., a Louisiana corporation (the “Company”), and Lawrence Shaw (“Employee”). The Company and the Employee have also executed an Employment Agreement, as amended, effective as of February 28, 2007 (the “Employment Agreement”).

1. Award. Pursuant to the Eighth Amended and Restated Stock Incentive Plan (the “Plan”), and subject to the terms and conditions of this Agreement, the Company hereby awards to Employee, as of the Date of Grant, Twelve Thousand Five Hundred (12,500) shares (the “Restricted Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), which shall be issued as hereinafter provided in Employee’s name, subject to certain restrictions thereon. Employee acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan. Capitalized terms used but not defined in this Agreement shall have the meanings attributed to such terms under the Plan, unless the context otherwise requires.

2. Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a) Forfeiture Restrictions. Upon termination of employment of Employee pursuant to Sections 6(b), 6(c) or 6(d) of the Employment Agreement, any Restricted Shares that have not vested on his termination date shall be forfeited to the Company without consideration.

(b) Transfer Restrictions. Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the forfeiture restrictions as provided in this Section 2 (the “Forfeiture Restrictions”), and in all cases must be sold in compliance with applicable federal state securities laws. These transfer restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(c) Lapse of Forfeiture Restrictions. The Forfeiture Restrictions on the Restricted Shares shall lapse as follows:

January 5, 2010	3,125 shares
January 5, 2011	3,125 shares
January 5, 2012	3,125 shares
January 5, 2013	3,125 shares

In addition, the Forfeiture Restrictions shall lapse upon (i) the termination of Employee’s employment relationship with the Company due to Employee’s death or disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), (ii) the termination of Employee’s employment relationship with the Company by the Company without Cause (as defined in the Employment Agreement), or (iii) a Change of Control (as defined in Section 10.11(A) of the Plan).

With regard to any Restricted Shares with respect to which the Forfeiture Restrictions have lapsed, such shares shall continue to be subject to the restrictions on transfer imposed under applicable requirements of federal and state securities laws and any stock exchange or quotation system on which the Common Stock may be listed at the time of such transfer.

3. Additional Restrictions.

(a) Certificates. A certificate or certificates evidencing the Restricted Shares shall be issued by the Company in Employee’s name, pursuant to which Employee shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of Common Stock shall be subject to the Forfeiture Restrictions). The certificate or certificates shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping (the “Depository”) until the Forfeiture Restrictions lapse with respect to such Restricted Shares pursuant to the Plan and/or this Agreement. On the Date of Grant, Employee shall, if requested by the Company, deliver to the Company one or more stock powers, endorsed in blank, relating to the Restricted Shares. Upon any lapse of the Forfeiture Restrictions without forfeiture (i) the Company shall cause a new certificate representing the Restricted Shares with respect to which the Forfeiture Restrictions have lapsed to be issued without a legend (except for any legend required pursuant to applicable securities laws), in the name of Employee and shall deliver such certificate to Employee, (ii) the Depository shall deliver to the Company the certificate representing the Restricted Shares then in the possession of the Depository and (iii) the Company shall cancel such returned certificate and shall destroy the stock power relating to the Restricted Shares then in its possession.

(b) Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board of Directors of the Company (the “Board”) or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2 hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing and such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement, and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

4. Withholding of Tax. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income or wages to Employee for federal, state or local tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or, if permitted by the Committee in its sole discretion, shares of Common Stock as the Company may require to meet its minimum obligation under applicable tax laws or regulations, and if Employee fails to do so, the Company is authorized to withhold from any cash or stock remuneration (including withholding any Restricted Shares distributable to Employee under this Agreement) then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income or wages. If Employee makes an election under Section 83(b) of the Internal Revenue Code with respect to the Restricted Shares, Employee acknowledges and agrees that Employee is obligated to report as income all amounts required by Section 83(b) of the Internal Revenue Code. Employee agrees to and acknowledges the obligation to pay taxes on such income. If the Company becomes liable for any amount of taxes or other amounts to be paid on Employee’s income under this Agreement, Employee agrees to indemnify and hold harmless the Company for such liability, including, but not limited to, any penalties and interest.

5. Status of Restricted Shares.

(a) Employee understands that at the time of the execution of this Agreement the issuance of the Restricted Shares has been registered under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Employee hereby agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with the terms and provisions of this Agreement and applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of the terms and provisions of the Forfeiture Restrictions or any applicable securities laws, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

6. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company or a Subsidiary. Without limiting the scope of the preceding sentence, it is expressly provided that Employee shall be considered to have terminated employment with the Company at the time of the termination of the “Subsidiary” status of the entity or other organization that employs Employee. Nothing in the Plan or the award of the Restricted Shares thereunder pursuant to this Agreement, shall affect in any way the right of Employee or the Company to terminate such employment at any time. It is expressly agreed that providing services as a consultant to the Company or a Subsidiary shall not be deemed as employment for purposes of this Agreement.

7. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by registered or certified mail to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

8. Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee. The provisions of Section 5 shall survive the lapse of the Forfeiture Restrictions without forfeiture.

9. Entire Agreement; Amendment. This Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Shares granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana, without regard to conflicts of law principles thereof.

11. Execution. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, which taken together shall constitute the Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

OMNI ENERGY SERVICES CORP.

By:	/s/ Brian J. Recatto
Name:	Brian J. Recatto
Title:	President & CEO

EMPLOYEE

/s/ Lawrence J. Shaw III